EXHIBIT 5(a)
                                                               January 24, 1997

RE:  Carnegie Bancorp
     Registration Statement on Form S-8

Carnegie Bancorp
619 Alexander Road
Princeton, NJ 07030

Dear Sirs:

     We have acted as counsel for Carnegie Bancorp, a New Jersey corporation (the "Company"), in connection with the Registration Statement on Form S-8 being filed by the Company with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, relating to an aggregate of 173,806 shares of Common Stock, no par value per share, of the Company, (i) up to 161,700 of which are reserved for issuance and sale pursuant to the Company's 1995 Directors Stock Option Plan (the "Director Shares") and (ii) up to 12,106 of which are reserved for issuance and sale pursuant to the Company's 1995 Employee Stock Option Plan (the "Employee Shares"). Each of the 1995 Directors Stock Option Plan and the 1995 Employee Stock Option Plan are herein referred to as a "Plan".

     In so acting, we have examined, and relied as to matters of fact upon, the originals, or copies certified or otherwise identified to our satisfaction, of the Certificate of Incorporation and By-laws of the Company, each Plan, and such other certificates, records, instruments and documents, and have made such other and further investigations, as we have deemed

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necessary or appropriate to enable us to express the opinion set forth below. In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such latter documents.

     Based upon the foregoing, we are of the opinion that:

     1. Upon issuance and delivery by the Company of the Director Shares pursuant to the exercise of stock options and payment of the exercise price therefor in accordance with the terms set forth in such options and the Company's 1995 Directors Stock Option Plan, in cash or other consideration permitted under Section 14A:7-5 of the New Jersey Business Corporation Act (the "Act"), the Director Shares issued thereunder will be legally issued, fully paid and non-assessable; and

     2. Upon issuance and delivery by the Company of the Employee Shares pursuant to the exercise of stock options and payment of the exercise price therefor in accordance with the terms set forth in such options and the Company's 1995 Employee Stock Option Plan, in cash or other consideration permitted under Section 14A:7-5 of the Act, the Employee Shares issued thereunder will be legally issued, fully paid and non-assessable.

     The issuance of the Employee Shares and the Director Shares is subject to the continuing effectiveness of the Registration Statement and the qualification, or exemption from registration, of such Shares under certain state securities laws.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving the foregoing consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

                                           Very truly yours,


                                           MCCARTER & ENGLISH

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